Exhibit 99.1

Contacts:	Francesca Marraro (media relations)
(212) 857-5442
fmarraro@hms.com

HMS HOLDINGS CORP. CFO TO STEP DOWN IN JUNE

IRVING, TX., March 12, 2014—HMS Holdings Corp. (NASDAQ: HMSY) today announced that Walter Hosp, Chief Financial Officer, will step down in June after seven years with the company to  pursue other opportunities.  The company has initiated a search for his successor and Mr. Hosp has agreed to continue in his role through June 6, 2014 to ensure a smooth transition.

“In the seven years that Walter has been with HMS, he has been instrumental in helping us execute on our strategic priorities, including guiding us through multiple acquisitions that have expanded the breadth of our product and service offerings,” said William C. Lucia, President and Chief Executive Officer. “We are grateful for his years of service and wish him success in his future endeavors.”

“Being a part of HMS’s transformation into the broadly diversified company that it is today has been professionally rewarding.  I am proud of the company’s accomplishments, and wish the team continued success,” said Mr. Hosp.

About HMS Holdings Corp.

HMS Holdings Corp., through its subsidiaries, is the nation’s leader in coordination of benefits and program integrity services for healthcare payers. HMS’s clients include health and human services programs in more than 40 states; commercial payers, including group health plans, Medicare Advantage Plans, more than 150 Medicaid managed care plans, and employers; the Centers for Medicare and Medicaid Services (CMS); and Veterans Administration facilities. As a result of the company’s services, clients recovered over $3.0 billion in 2013, and saved billions more through the prevention of erroneous payments.

Safe Harbor

Statements in this press release that are not strictly historical, including statements relating to future actions, business plans, objects and prospects, and future operating or financial performance, or any other statements regarding events or developments that we believe or anticipate will or may occur in the future, are “forward-looking statements” within meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change.  Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and those anticipated, estimated or projected.  We caution you therefore against relying on any of these forward-looking statements.  A description of the factors that could cause or contribute to such differences and other risks, uncertainties, and related matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is available at www.hms.com under the “Investor Relations” tab.  Any forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.